EXHIBIT 15








            August 5, 1994



            First Commerce Corporation:

            We are aware that First Commerce Corporation has incorporated by reference in its Registration Statement its Form 10-Q for the quarter ended March 31, 1994, which includes our report dated April 13, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

            Very truly yours,



            Arthur Andersen & Co.